[ARTICLE]      5

        EMPLOYEE SEVERANCE AGREEMENT

This Employee Severance Agreement (the "Agreement") is made and entered into effective as of May 6, 1998, by and between _____________("Employee") and Hello Direct, Inc. (the "Company").

WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders to provide Company executives with certain protection from events that could occur in connection with certain changes of control of the Company, and

WHEREAS, to accomplish this objective and encourage such executives to continue employment with the Company, the Company desires to enter into this Agreement,

NOW THEREFORE, for good and valuable consideration, the Company and Employee hereby agree as follows:

Unless otherwise defined herein, the terms defined in the applicable Company stock option plan and stock option and restricted stock purchase agreements shall have the same defined meanings therein.

1.      Employee Rights in Connection with Change of
Control.

(a) Vesting Acceleration. In the event of a "Change of Control," (i) all of Employee's rights to purchase stock under all stock option agreements with the Company shall be automatically vested in their entirety on an accelerated basis and be fully exercisable and (ii) all of the Company's rights to repurchase unvested stock under all restricted stock purchase agreements with Employee shall lapse in their entirety on an accelerated basis as of the date immediately preceding the first to occur of the following:

(i)     such "Change of Control," in the event
any such stock option agreement or restricted stock purchase agreement is or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform all such stock option agreements and restricted stock purchase agreements as provided in Section 3(a) hereof at or prior to such time as any such person becomes a successor to the Company; or

(ii)    such "Change of Control," in the event
Employee does not or will not receive upon exercise of Employee's stock purchase rights under any such stock option agreement or in exchange for Employee's restricted stock acquired pursuant to any such restricted stock purchase agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such "Change of Control"; or

(iii)   any "Involuntary Termination" of
Employee occurring after any such "Change of Control," or

(iv)    one year after such "Change of Control."

(b) Additional Benefits. If Employee's employment is terminated at any time following a Change of Control by the Company or by the Employee as a result of an Involuntary Termination, then Employee shall also receive the following severance benefits from the
Company:

(i)     Continued Salary.  Employee shall
receive_____ months of Employee's Annual Compensation to be paid out in a lump sum payment within thirty (30) days of such termination and subject to applicable tax withholding.

(ii)    Continued Employee Benefits.  Employee
shall be entitled to one hundred percent (100%) of Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included Employee's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of
(i) ___ months from the date of termination or (ii) the date that Employee and his dependents become covered under another employer's group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Employee and his dependents shall be the date upon which the Company-Paid Coverage terminates.

(iii)   Extension of Post-Termination Exercise
Period of Nonstatutory Stock Options. The nonstatutory stock options held by Employee shall remain exercisable for a period of three months following Employee's termination of employment or consulting relationship with the Company.

(iv)    Accrued Management Bonus.  Any accrued
Management Bonus earned by Employee shall become fully payable, subject to applicable withholding, and shall be paid in a lump sum payment within thirty (30) days of such termination.

(v)     Executive Disability Plan.  Employee
shall have the option of continuing to be covered by the Company's Executive Disability Plan for a period of up to one year following Employee's termination of employment or consulting relationship with the Company; and the Company shall pay all premiums and other expenses associated with such continued coverage.

(vi)    Limitation on Payments.  To the extent
that any of the payments and benefits provided for in this Agreement or otherwise payable to Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this Section 1(b)(vi)(, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee's benefits under this Section 1 shall be payable either


(A)     in full, or

(B)     as to such lesser amount as would
result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by
Section 4999, results in the receipt by Employee on an after-tax basis of the greatest amount of severance benefits under this Section 1, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 1(b)(v;)shall be made in writing by an independent public accounting firm reasonably acceptable to the Company other than that used by the Company (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.
 For purposes of making the calculations required by this Section 1(b)(vi), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 1(b)(vi).

2.      Definitions.

(a) Annual Compensation. "Annual Compensation" shall mean an amount equal to the salary received by Employee from the Company during the twelve months preceding the date of termination, excluding bonuses.

(b) Cause. "Cause" shall mean (i) any willful act of personal dishonesty, fraud or misrepresentation taken by Employee in connection with his or her responsibilities as an employee which was intended to result in substantial gain or personal enrichment of Employee at the expense of the Company and was materially and demonstrably injurious to the Company; (ii) Employee's conviction of a felony on account of any act which was materially and demonstrably injurious to the Company; or (iii) Employee's willful and continued failure to substantially perform his or her principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time after receipt of written notice from the Company. For the purposes of this Section 2(b), no act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company.

(c) Change of Control. "Change of Control" means the occurrence of any of the following events:

(i)     Any "person" (as such term is used in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

(ii) A change in the composition of the Board of Directors of the Company occurring within a two-year period as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" shall mean directors who either
(A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company);

(iii)   The consummation of (A) a merger or
consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity, or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) the sale or disposition by the Company of all or substantially all the Company's assets; or

(iv)    the stockholders of the Company approve
a plan of complete liquidation of the Company.

(d)     Involuntary Termination.  "Involuntary
Termination" shall mean without Employee's written consent (i) a termination by the Company of Employee's employment with the Company other than for Cause; (ii) a material reduction of or variation in Employee's duties, authority or responsibilities, relative to Employee's duties, authority or responsibilities as in effect immediately prior to such reduction or variation; (iii) a reduction by the Company in the base salary of Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which Employee was entitled immediately prior to such reduction, with the result that Employee's overall benefits package is materially reduced;
(v) the relocation of Employee to a facility or a location more than thirty (30) miles from Employee's then present location; (vi) the failure of the Company to obtain the assumption of this Agreement by any successor as required in Section 4(a), or (vii) any act or set of facts that would under applicable law constitute a constructive termination of Employee.

3. Voluntary Resignation

(a)     Voluntary Resignation; Termination For Cause.
 If Employee's continuous status as an employee of the Company terminates (i) for any reason prior to a Change of Control, (ii) after change of control, by reason of Employee's voluntary resignation (and not Involuntary Termination) or (iii) for Cause, then Employee shall not be entitled to receive severance benefits under Section 1 hereof.

4.      Successors.

(a)     Company's Successors.  Any successor to the
Company (whether direct or indirect and whether by purchase, merger or consolidation) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

(b) Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.      Modification; Waiver.  No provision of this
Agreement shall be modified or waived unless the modification or waiver is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).

6. Entire Agreement. This Agreement, together with all present and future stock option agreements and restricted stock purchase agreements entered into between the Company and Employee represent the entire agreement of the parties hereto with respect to the subject matter thereof. In the event of any conflict between the terms of this Agreement and the terms of any such present or future stock option agreements and/or restricted stock purchase agreements, the terms of this Agreement shall prevail.

7. Choice of Law; Arbitration. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Santa Clara, California by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall bear all costs and expenses arising out of or in connection with any arbitration pursuant to this Section 7.

8. No Employment Agreement. This Agreement shall not constitute an employment agreement. Employee's employment with the Company shall constitute employment "at will," unless otherwise provided in some other written agreement between the Company and Employee.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.


COMPANY                         HELLO DIRECT, INC.



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                                Signature of Authorized
Signatory


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                                Print Name and Title



"EMPLOYEE"
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                                Signature


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                                Print Name